UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2014 (February 14, 2014)

Lightstone Value Plus Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-52610	20-1237795
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On February 14, 2014, Lightstone Value Plus Real Estate Investment Trust, Inc. sent a notice to investors regarding certain information related to its distribution reinvestment program (“DRIP”) and share repurchase program, as discussed in Item 8.01 of this Current Report. A copy of the notice is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information included or incorporated by reference in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

Board of Directors’ Determination of Estimated Net Asset Value and Resulting Estimated Value per Share of Common Stock

The terms “we,” “our,” “us” and “the Company” refer to Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation, and, as required by context, Lightstone Value Plus REIT, L.P. and its wholly owned subsidiaries, which we collectively refer to as our “Operating Partnership.”

On February 14, 2014, our Board of Directors determined and approved our estimated net asset value of approximately $307.1 million and resulting estimated value per share of common stock of $11.80, both as of September 30, 2013. Our estimated value per share of common stock does not reflect any distributions which would be payable upon our liquidation to an affiliate of The Lightstone Group, LLC, a New Jersey limited liability company and our sponsor, as holder of subordinated profits interests (“SLPs”) in our Operating Partnership, which may lower the fair market value or liquidation value of our shares of common stock. Additionally, we believe there have been no material changes between September 30, 2013 and the date of this filing to the net values of our assets and liabilities that existed as of September 30, 2013. We are providing this estimated value per share of common stock to assist broker-dealers that participated in our initial public offering in meeting their customer account statement reporting obligation under the National Association of Securities Dealers (“NASD”) Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”) and to assist plan fiduciaries in their requirement to determine the fair market value of plan assets.

Process and Methodology

In connection with such determination, we utilized valuation methodologies that we believe are standard and acceptable in the real estate industry for the types of assets and liabilities held by us. As part of our valuation process, we also engaged Robert A. Stanger & Co., Inc. (“Stanger”), an independent third party investment banking, valuation and appraisal firm, to estimate the “as is” market value of our real estate properties as of September 30, 2013 and to render an opinion as to the reasonableness of our valuation methodology and valuation conclusions for those non-real estate assets and liabilities included on our consolidated balance sheet as of September 30, 2013. Stanger was not engaged to determine or opine on our net asset value per common share.

In forming their conclusion of the value of our real estate investments as of September 30, 2013, Stanger was subject to various limitations, and the scope of their work included reviews of:

•	the historical performance and business plans related to the operations of our real estate properties;
•	the applicable markets by means of publications and other resources to measure current economic conditions, including supply and demand factors, and expected growth rates;
•	key market assumptions for financings, including but not limited to interest rates and requisite collateral;
•	our data models prepared to support our internal valuations for our real estate properties;
•	our calculations relating to the value allocations to non-controlling interests and joint venture interests, based on contractual terms and market assessments; and
•	our valuation methodology and calculations for our non-real estate assets and liabilities.

In forming their opinion for the 40 real estate properties in which we held ownership interests as of September 30, 2013, Stanger performed appraisals on 9 of our real estate properties for which we did not have a recent third-party appraisal. With respect to 12 of the real estate properties not appraised by Stanger, they reviewed the reasonableness of and relied upon third-party appraisals. The remaining 19 real estate properties were valued based on sales contracts and value information provided by us.

Stanger provided an opinion that our resulting “as is” market value for our real estate properties as of September 30, 2013 and our non-real estate assets and liabilities included in our consolidated balance sheet as of September 30, 2013, along with our corresponding valuation methodologies and assumptions were appropriate and reasonable. Stanger was not engaged to determine or opine on our net asset value per common share.

Stanger has acted as a valuation advisor to us in connection with this assignment. The compensation paid to Stanger in connection with this assignment was not contingent upon the successful completion of any transaction or conclusion reached by Stanger. Stanger has rendered valuation advisory services to us in the past for which it received usual and customary compensation. Stanger may be engaged to provide financial advisory services to us, The Lightstone Group, LLC, a New Jersey limited liability company and our sponsor, or their or our affiliates in the future.

Our shares of common stock are not currently listed on a national securities exchange. We may seek to list our shares of common stock for trading on a national securities exchange only if a majority of our independent directors believe listing would be in the best interest of our stockholders. We do not intend to list our shares of common stock at this time. We do not anticipate that there would be any market for our shares of common stock until they are listed for trading. In the event we do not obtain listing prior to the tenth anniversary of the completion or termination of our initial public offering which occurred on October 10, 2008, our charter requires that our Board of Directors must either (i) seek stockholder approval of an extension or the elimination of this listing deadline; or (ii) seek stockholder approval to adopt a plan of liquidation of the Company.

Neither FINRA, the Internal Revenue Service nor the Department of Labor provides any guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share of common stock, and these differences could be significant. The estimated value per share of common stock is not audited and does not represent the fair value of our assets less our liabilities in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), nor does it represent a liquidation value of our assets and liabilities or the amount shares of common stock would trade at on a national securities exchange. Additionally, because we have not sought stockholder approval to adopt a plan of liquidation of the Company, our estimated value per share of common stock does not reflect any distributions which would be payable upon our liquidation to an affiliate of The Lightstone Group, LLC, a New Jersey limited liability company and our sponsor, as holder of SLPs in our Operating Partnership, which may lower the fair market value or liquidation value of our shares of common stock. Our estimated value per share of common stock does not reflect a discount for the fact we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. Our estimated value per share of common stock does not take into account any estimated penalties that could apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of certain debt. We currently expect to update our estimated value per share of common stock on at least an annual basis, but we are not required to update our estimated value per share of common stock more frequently than every 18 months.

The table below sets forth the calculation of our estimated net asset value and resulting estimated value per share of common stock as of September 30, 2013, as well as the comparable calculations as of September 30, 2012 and December 31, 2011. Certain amounts are reflected net of noncontrolling interests, as applicable. Dollar and share amounts are presented in thousands, except per share data.

	As of September 30, 2013		As of September 30, 2012		As of December 31, 2011
	Value	Per Share	Value	Per Share	Value	Per Share

Net Assets:
Real Estate Properties	$434,281	$16.68	$402,230	$13.21	$346,930	$11.47
Non-Real Estate Assets:
Cash and cash equivalents	38,224		21,426		31,525
Marketable equity securities	138,491		156,658		101,928
Restricted marketable equity securities	-		-		45,897
Restricted escrows	39,521		47,878		30,168
Mortgage loans receivable	5,341		22,741		29,440
Other assets	13,802		9,637		10,415
Net assets held for disposition	9,521		-		-
Total non-real estate assets	244,900	9.41	258,340	8.49	249,373	8.25
Total Assets	679,181	26.09	660,570	21.70	596,303	19.72
Liabilities:
Mortgage notes payable	(278,518)		(212,043)		(220,895)
Notes payable	(41,783)		(39,047)		(20,400)
Other liabilities	(48,080)		(43,371)		(26,209)
Total liabilities	(368,381)	(14.15)	(294,461)	(9.67)	(267,504)	(8.84)
Non-Controlling Interests	(3,744)	(0.14)	(6,820)	(0.23)	(6,820)	(0.23)
Net Asset Value(1)	$307,056	$11.80	$359,289	$11.80	$321,979	$10.65

Shares of Common Stock Outstanding(2)	26,030		30,446		30,244

Notes:

(1)	Our estimated values per share of common stock do not reflect any distributions which would be payable upon our liquidation to the holders of SLPs in our Operating Partnership, which may lower the fair market value or liquidation value of our shares of common stock. Assuming a hypothetical liquidation event at the indicated valuation date and amount, our estimated values per share of common stock would be $10.45, $10.57 and $10.00 as of September 30, 2013, September 30, 2012 and December 31, 2011, respectively.
(2)	Includes approximately 0.5 million shares of our common stock assuming the conversion of an equal number of common units of limited partnership interest in our Operating Partnership (“common units”).

Our goal in calculating our estimated net asset value is to arrive at values that are reasonable and supportable using what we deem to be appropriate valuation methodologies and assumptions. The following is a summary of our valuation methodologies used to value our assets and liabilities by key component:

Real Estate Properties: We have both consolidated and unconsolidated investments in real estate properties, which consist of operating properties and properties which are under development (collectively, the “Real Estate Properties”). As of September 30, 2013, on a collective basis, we (i) wholly or majority-owned and consolidated the operating results and financial condition of five retail properties containing a total of approximately 0.9 million square feet of retail space, 15 industrial properties containing a total of approximately 1.3 million square feet of industrial space, six multi-family residential properties containing a total of 1,585 units, and twelve hospitality properties containing a total of 1,560 rooms and (ii) majority-owned and consolidated the operating results and financial condition of one residential development project . Additionally, as of September 30, 2013, we held a 49.0% ownership interest in one office property containing a total of approximately 1.1 million square feet of office space ( the “Investment in Unconsolidated Affiliated Property”), which we account for under the equity method of accounting.

Unless otherwise specifically indicated, our real estate assets are generally appraised using valuation methods that we believe are typically used by investors for properties that are similar to ours, including capitalization of each property’s net operating income, discounted cash flow models (generally based on a 10-year holding period) and/or comparison with sales of similar properties. Primary emphasis is based on the discounted cash flow models, with the other approaches used to confirm the reasonableness of the value conclusion. The estimated values for our investments in real estate may or may not represent current market values and do not equal the book values of our real estate investments in accordance with U.S. GAAP. Our consolidated investments in real estate are currently carried in our consolidated financial statements at their amortized cost basis, adjusted for any loss impairments and bargain purchase gains recognized to date. Our unconsolidated investments in real estate are accounted for under the equity method of accounting in our consolidated financial statements.

As of September 30, 2013, our ownership interests in our Real Estate Properties were valued at $434.3 million, including among others, (i) Crowes Crossing, a retail property located in Stone Mountain, Georgia, which was valued at $9.1 million, (ii) Everson Pointe, a retail property located in Snellville, Georgia, which was valued at $10.2 million, (iii) the Gulf Coast Industrial Portfolio, comprised of fourteen industrial properties located in New Orleans, Louisiana, San Antonio, Texas and Baton Rouge, Louisiana, which was valued at $52.2 million, (iv) the Camden Multi-Family Properties, comprised of two apartment communities located in Greensboro and Charlotte, North Carolina, which were valued at $26.8 million and (v) Oakview Plaza, a retail property located in Omaha, Nebraska, which was valued at $26.9 million.

During the fourth quarter of 2013, we entered into separate agreements to sell Everson Pointe and Crowes Crossing to unrelated third parties. The dispositions of Everson Pointe and Crowes Crossing closed on December 20, 2013 and January 23, 2014, respectively. Accordingly, their estimated fair values were based on their respective contractual sales prices, less applicable closing costs. Our valuations for the Gulf Coast Industrial Portfolio, the Camden Multi-Family Properties and Oakview Plaza were deemed equivalent to their respective non-recourse mortgage indebtedness because we believe their outstanding mortgage indebtedness either exceeds or approximates their estimated fair values.

With respect to our Investments in Unconsolidated Affiliated Properties, as of September 30, 2013 we had a 49.0% non-managing membership interest in 1407 Broadway Mezz II, LLC (“1407 Broadway”). We account for our Investments in Unconsolidated Affiliated Properties under the equity method of accounting. As of September 30, 2013, 1407 Broadway, which has a sub-leasehold interest in a ground lease to an office building located in New York, New York, was valued at $10.6 million and approximates the carrying value of our investment in 1407 Broadway as of September 30, 2013. The value of our investment in 1407 Broadway has been reduced by our proportionate share of its outstanding mortgage indebtedness. Because 1407 Broadway is subject to a leasehold interest, our valuation is based on a holding period equivalent to its remaining term which was approximately 36 years as of September 30, 2013.

The following summarizes the key assumptions that were used in the discounted cash flow models to estimate the value of our Real Estate Properties, excluding (i) Crowes Crossing, (ii) Everson Pointe, (iii) the Gulf Coast Industrial Portfolio, (iv) the Camden Multi-Family Properties and (v) Oakview Plaza, as of September 30, 2013:

Weighted-Average Basis
Exit capitalization rate	8.6%
Discount rate	9.9%
Annual market rent growth rate	3.5%
Annual net operating income growth rate	5.5%
Holding period (in years)	10.0

While we believe that our assumptions are reasonable, a change in these assumptions would impact the calculations of the estimated value of our Real Estate Properties. Assuming all other factors remain unchanged, a decrease in the exit capitalization rates of 25 basis points would increase the value of our Real Estate Properties by approximately $4.6 million and an increase in the exit capitalization rates of 25 basis points would decrease the value of our Real Estate Properties by approximately $4.3 million. Similarly, a decrease in the discount rates of 25 basis points would increase the value of our Real Estate Properties by approximately $7.0 million and an increase in the discount rates of 25 basis points would decrease the value of our Real Estate Properties by approximately $6.8 million.

As of September 30, 2013, the aggregate estimated value of our Real Estate Properties was approximately $434.3 million and the aggregate cost of our Real Estate Properties was approximately $431.4 million, including $25.8 million of capital and tenant improvements invested subsequent to acquisition. The estimated value of our Real Estate Properties compared to the original acquisition price plus subsequent capital improvements through September 30, 2013, results in an overall increase in the real estate value of 0.7%.

Cash and Cash Equivalents: The estimated values of our cash and cash equivalents approximate their carrying values due to their short maturities.

Marketable Securities: The estimated values of our marketable securities are primarily based on level 2 inputs. Level 2 inputs are inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Restricted Marketable Securities: The estimated values of our restricted marketable securities are primarily based on level 2 inputs. Level 2 inputs are inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Restricted Escrows: The estimated values of our restricted escrows approximate their carrying values due to their short maturities.

Mortgage Loans Receivable: The values of our mortgage loans receivable are estimated by applying a discounted cash flow analysis over the remaining expected lives of the investments, excluding any potential transaction costs. The cash flow estimates used in the analysis during the term of the investments are based on the investments’ contractual cash flows, which we anticipate to receive. The expected cash flows for the loans are discounted at rates that we expect a market participant would require for instruments with similar characteristics, including remaining loan term, loan–to–value ratios, type of collateral, current performance, credit enhancements and other factors.

Other Assets: Our other assets consist of tenant accounts receivable, interest receivable from related parties and prepaid expenses and other assets. The estimated values of these items approximate their carrying values due to their short maturities. Certain other items, primarily straight-line rent receivable, intangibles and deferred costs, have been eliminated for the purpose of the valuation because those items are already considered in our valuation of the respective investments in real estate properties or financial instruments.

Net Assets Held for Disposition: Our net assets held for disposition consists of the real estate and non-real estate assets and liabilities attributable to our Houston Extended Stay Hotels which were classified as held for disposition in our consolidated balance sheet as of September 30, 2013. During the third quarter of 2013, we entered into an agreement to sell our Houston Extended Stay Hotels to an unrelated third party. The disposition of the Houston Extended Stay Hotels closed on December 20, 2013 and therefore, the estimated fair value of the real estate assets were based on the contractual sales price, less closing costs.

Mortgage Notes Payable: The estimated values of our debt instruments are equal to their U.S. GAAP fair values as of September 30, 2013, but do not equal the book value of the loans in accordance with U.S. GAAP. The estimated values of our debt instruments were estimated using discounted cash flow models, which incorporate assumptions that we believe reflect the terms currently available on similar borrowing arrangements to borrowers with credit profiles similar to ours.

Notes Payable: The estimated value of our notes payable, which consist of our margin loan and revolving line of credit, approximates their carrying values because of their short maturities.

Other Liabilities: Our other liabilities consist of our accounts payable and accrued expenses, amounts due to our sponsor, loans due to affiliates, tenant allowances and deposits payable, distributions payable and deferred rental income. The carrying values of these items were considered to equal their fair value due to their short maturities. Certain other items, primarily intangibles, have been eliminated for the purpose of the valuation because those items are already considered in our valuation of the respective Real Estate Properties or financial instruments.

Other Noncontrolling Interests: Our other noncontrolling interests consist of Series A preferred limited partnership interests in our Operating Partnership (“Series A Preferred Units”) at their liquidation preference of $58.2 million plus accrued distributions on common units and subordinated profits interests in our Operating Partnership aggregating $0.6 million less notes receivable due from noncontrolling interests of $55.1 million, which are secured by the Series A Preferred Units.

Limitations of Estimated Value per Share of Common Stock

As mentioned above, we are providing this estimated value per share of common stock (i) to assist broker-dealers that participated in our initial public offering in meeting their customer account statement reporting obligations which require them to include a valuation per share of common stock in their customer account statements pursuant to NASD Conduct Rule 2340, and (ii) to assist plan fiduciaries in their requirement to determine the fair market value of plan assets. The current fair value of our shares of common stock may be higher or lower than this valuation. There currently is no public market for our shares of common stock and we do not expect one to develop. We currently have no plans to list our shares of common stock on a national securities exchange or over-the-counter market, or to include our shares of common stock for quotation on any national securities market. Accordingly, it is not possible to determine the market value of our shares of common stock. Privately negotiated sales and sales through intermediaries currently are the only means available to a stockholder to liquidate an investment in shares of our common stock. During the period January 1, 2009 through September 30, 2013, we purchased shares of our common stock through our share redemption program and pursuant to our issuer tender offers of $9.80 and $10.60 per share of common stock, dated October 3, 2011 and May 1, 2013, respectively. In addition, we have issued shares of our common stock through our DRIP.

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Further, different parties with different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated value per share of common stock, which could be significantly different from the estimated value per share of common stock determined by our Board of Directors. The estimated value per share of common stock determined by our Board of Directors does not represent the fair value of our assets less liabilities in accordance with U.S. GAAP, and such estimated value per share of common stock is not a representation, warranty or guarantee that:

•	a stockholder would be able to resell his or her shares of common stock at this estimated value;
•	a stockholder would ultimately realize distributions per share of common stock equal to our estimated value per share of common stock upon liquidation of our assets and settlement of our liabilities or a sale of the Company;
•	our shares of common stock would trade at the estimated value per share of common stock on a national securities exchange;
•	an independent third-party appraiser or other third-party valuation firm would agree with our estimated value per share of common stock; or
•	the methodology used to estimate our value per share of common stock would be acceptable to FINRA or under the Employee Retirement Income Security Act with respect to their respective requirements.

Further, the estimated value per share of common stock as of September 30, 2013 is based on the estimated value of our assets less the estimated value of our liabilities divided by the number of our diluted shares of common stock outstanding, all as of September 30, 2013. Additionally, because we have not sought stockholder approval to adopt a plan of liquidation of the Company, our estimated value per share of common stock does not take into consideration any distributions which would be payable upon our liquidation to an affiliate of our sponsor, as holder of SLPs in our Operating Partnership, which may reduce the fair market value or liquidation value of our shares of common stock. Our estimated value per share of common stock does not reflect a discount for the fact we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. Our estimated value per share of common stock does not take into account any estimated penalties that could apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of certain debt. The value of our shares of common stock will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and the management of those assets and changes in the real estate and capital markets. Different parties using different assumptions and estimates could derive a different net asset value and resulting estimated value per share of our common stock, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. We currently plan to continue to update our estimated net asset value and resulting estimated value per share of common stock on at least an annual basis, but are not required to do so more frequently than every 18 months.

DRIP and Share Repurchase Program

Our DRIP provides our eligible stockholders with an opportunity to purchase additional shares of our common stock at a discount by reinvesting distributions. As of September 30, 2013, we had approximately 7.9 million shares available for issuance under our DRIP. On February 14, 2014, in conjunction with the estimate of the value per share of our common stock as of September 30, 2013, our Board of Directors reaffirmed the purchase price of $11.21 per common share under our DRIP. Under our DRIP, eligible stockholders may acquire, from time to time, additional shares of our common stock by reinvesting any cash distributions paid by us to such stockholder, without incurring any brokerage commission, fees or service charges.

Our share repurchase program may provide our stockholders with limited, interim liquidity by enabling them to sell their shares of common stock back to us, subject to various conditions and restrictions. From January 1, 2013 through September 30, 2013, we redeemed 248,860 shares of our common stock at an average price of $9.12 per share. We funded these share redemptions with proceeds from the sale of our shares of common stock pursuant to our DRIP. On February 14, 2014, our Board of Directors approved an increase to the price for all purchases under our share repurchase program from $9.00 to $10.00 per share. Previously the purchase price was $9.00 per share, except in the case of the death of the stockholder, whereby the purchase price per common share was the lesser of the actual amount paid by the stockholder to acquire the shares or $10.00 per share.

Our Board of Directors reserves the right to terminate either program for any reason without cause by providing written notice of termination of the DRIP to all participants or written notice of termination of the share repurchase program to all stockholders.

Forward-Looking Statements

The foregoing includes forward-looking statements. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. The valuation methodology for the Company’s Real Estate Properties assumes the properties realize the projected cash flows and expected exit capitalization rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though these are the Company’s best estimates as of February 14, 2014, the Company can give no assurance in this regard. These statements also depend on factors such as the Company’s ability to maintain occupancy levels and lease rates at its properties, the borrowers under the Company’s loan investments continuing to make required payments under the investments, the ability of certain borrowers to maintain occupancy levels and lease rates at the properties securing the Company’s investments, and other risks identified in Part I, Item IA of the Company’s annual report on Form 10-K and in Part II, Item IA of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2013, each as filed with the Securities Exchange Commission. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share of common stock.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

99.1	Lightstone Value Plus Real Estate Investment Trust, Inc. notice to investors dated February 14, 2014

99.2	Consent of Robert A. Stanger & Co., Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

Date: February 14, 2014	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer